                                                                    EXHIBIT 99.3


                            ANSONIA APARTMENTS, L.P.

                        Consolidated Financial Statements
                          Year Ended December 31, 2002

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Ansonia Apartments, L.P.
Dallas, Texas

We have audited the accompanying consolidated balance sheets of Ansonia Apartments, L.P. and subsidiaries, as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in partners' capital (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the General Partner. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ansonia Apartments, L.P. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ TRAVIS, WOLFF & COMPANY, LLP

March 11, 2003
Dallas, Texas

                            ANSONIA APARTMENTS, L.P.
                           CONSOLIDATED BALANCE SHEETS


                                                                                     December 31,
                                                                              ----------------------------
                                                                                  2002            2001
                                                                              ------------    ------------
ASSETS

Real estate held for investment (net of accumulated depreciation of
   $10,318,204 in 2002 and $6,969,938 in 2001) ............................   $ 81,656,026    $ 83,244,623
Real estate held for sale (net of accumulated depreciation of
   $1,058,946 in 2001) ....................................................             --      11,796,437
Cash and cash equivalents .................................................        539,252         747,999
Restricted cash ...........................................................      1,740,545       2,022,676
Other assets ..............................................................      2,061,691       1,523,613
                                                                              ------------    ------------

                                                                              $ 85,997,514    $ 99,335,348
                                                                              ============    ============


LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
LIABILITIES
   Mortgage notes payable .................................................   $ 89,948,478    $ 90,546,425
   Interest payable .......................................................        512,231         592,293
   Other liabilities ......................................................      1,966,858       3,199,410
                                                                              ------------    ------------

   Total liabilities ......................................................     92,427,567      94,338,128

Commitments and contingencies

PARTNERS' CAPITAL (DEFICIT)
   General partner ........................................................     (6,556,620)      1,385,774
   Limited partner ........................................................        126,567       3,611,446
                                                                              ------------    ------------

   Total partners' capital (deficit) ......................................     (6,430,053)      4,997,220
                                                                              ------------    ------------

                                                                              $ 85,997,514    $ 99,335,348
                                                                              ============    ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            ANSONIA APARTMENTS, L.P.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                  Years Ended December 31,
                                                                         --------------------------------------------
                                                                             2002            2001            2000
                                                                         ------------    ------------    ------------
                                                                                                          (unaudited)
REVENUES .............................................................   $ 20,223,585    $ 20,563,268    $ 18,571,701

 EXPENSES
  Property operations ................................................      7,265,718       7,099,920       7,344,032
  Depreciation .......................................................      3,348,266       2,941,995       2,543,405
  Interest (including amortization of deferred
     borrowing costs of $263,043 in 2002, $114,745  in 2001 and
     $48,763 in 2000) ................................................      6,280,333       6,781,431       6,644,081
  Utilities ..........................................................      1,576,052       1,815,818       1,821,703
  Property management fees paid to affiliates ........................      1,005,901       1,019,351         865,670
  General and administrative (including $40,742 in 2002,
     $77,160 in 2001 and $96,473 in 2000 to affiliates) ..............        144,114          77,160          96,473
                                                                         ------------    ------------    ------------
    Total expenses ...................................................     19,620,384      19,735,675      19,315,364
                                                                         ------------    ------------    ------------

INCOME (LOSS) BEFORE GAIN ON SALE OF REAL ESTATE AND
   EXTRAORDINARY ITEMS ...............................................        603,201         827,593        (743,663)

Gain on sale of real estate ..........................................      2,133,309       1,187,561              --
                                                                         ------------    ------------    ------------

Income (loss) before extraordinary items .............................      2,736,510       2,015,154        (743,663)

Extraordinary loss ...................................................       (207,771)       (100,597)     (1,015,524)
                                                                         ------------    ------------    ------------


NET INCOME (LOSS) ....................................................   $  2,528,739    $  1,914,557    $ (1,759,187)
                                                                         ============    ============    ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            ANSONIA APARTMENTS, L.P.
        CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT)


                                                PB Acquisition Corp.    Ansonia LLC       Total
                                                --------------------    -----------    -----------
BALANCE, DECEMBER 31, 1999 (UNAUDITED) ......   $         20,971,196    $        --     20,971,196

    Distributions (unaudited) ...............             (4,920,507)            --     (4,920,507)

    Net loss (unaudited) ....................             (1,759,187)            --     (1,759,187)
                                                --------------------    -----------    -----------


BALANCE, DECEMBER 31, 2000 (UNAUDITED) ......   $         14,291,502    $        --    $14,291,502

    Contributions ...........................                     --      5,558,386      5,558,386

    Distributions ...........................            (14,259,991)    (2,507,234)   (16,767,225)

    Net income ..............................              1,354,263        560,294      1,914,557
                                                --------------------    -----------    -----------


BALANCE, DECEMBER 31, 2001 ..................   $          1,385,774    $ 3,611,446    $ 4,997,220

    Distributions ...........................             (9,712,511)    (4,243,501)   (13,956,012)

    Net income ..............................              1,770,117        758,622      2,528,739
                                                --------------------    -----------    -----------


BALANCE, DECEMBER 31, 2002 ..................   $         (6,556,620)   $   126,567    $(6,430,053)
                                                ====================    ===========    ===========



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            ANSONIA APARTMENTS, L.P.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                             Years Ended December 31,
                                                                    --------------------------------------------
                                                                        2002            2001            2000
                                                                    ------------    ------------    ------------
                                                                                                    (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) ............................................    $  2,528,739    $  1,914,557    $ (1,759,187)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
  Non-cash extraordinary items ..................................        193,371          71,096         562,647
  Gain on sale of real estate ...................................     (2,133,309)     (1,187,561)             --
  Depreciation and amortization .................................      3,611,309       3,056,739       2,592,168
  Changes in operating assets and other liabilities:
     Other assets ...............................................       (671,975)       (334,700)       (763,041)
     Interest payable ...........................................        (80,062)         43,625          62,179
     Other liabilities ..........................................     (1,023,952)         40,289          73,263
                                                                    ------------    ------------    ------------
       Net cash flows provided by operating activities ..........      2,424,121       3,604,045         768,029

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from real estate sale ................................      3,982,791       2,295,360              --
  Capital improvements ..........................................     (1,768,840)     (2,169,943)     (4,376,701)
  Collection of note receivable .................................             --              --         703,000
                                                                    ------------    ------------    ------------
     Net cash flows provided by (used in) investing
       activities ...............................................      2,213,951         125,417      (3,673,701)


CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings ......................................     26,682,000      10,754,695      55,134,759
  Payments on mortgage notes payable ............................    (18,066,841)     (3,701,872)    (46,014,044)
  Replacement escrow receipts (deposits), net ...................        494,034         550,308      (1,278,802)
  Contributions from partners ...................................             --       5,558,386              --
  Distributions to partners .....................................    (13,956,012)    (16,767,225)     (4,920,507)
                                                                    ------------    ------------    ------------
     Net cash flows provided by (used in) financing
       activities ...............................................     (4,846,819)     (3,605,708)      2,921,406

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ............       (208,747)        123,754          15,734
Cash and cash equivalents, beginning of year ....................        747,999         624,245         608,511
                                                                    ------------    ------------    ------------

Cash and cash equivalents, end of year ..........................   $    539,252    $    747,999    $    624,245
                                                                    ============    ============    ============

Supplemental disclosure of cash flow information
   Interest paid ................................................   $  6,097,394    $  6,623,522    $  6,588,342
                                                                    ============    ============    ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            ANSONIA APARTMENTS, L.P.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                                       Years Ended December 31,
                                                                              -------------------------------------------
                                                                                  2002            2001           2000
                                                                              ------------    ------------   ------------
                                                                                                              (unaudited)
Supplemental disclosure of non-cash investing and
   financing activities
     Assets written off and liabilities released in connection with the disposition of real estate:
         Real estate ......................................................   $ 11,805,608    $         --   $         --
         Other assets .....................................................         82,884       1,107,800             --
         Notes and interest payable .......................................     (9,830,410)             --             --
         Other liabilities ................................................       (208,600)             --             --
         Net gain on sale .................................................      2,133,309       1,187,560             --
                                                                              ------------    ------------   ------------
           Cash received ..................................................   $  3,982,791    $  2,295,360   $         --
                                                                              ============    ============   ============



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            ANSONIA APARTMENTS, L.P.
                   Notes to Consolidated Financial Statements
       (Information as to the year ended December 31, 2000 is unaudited)


NOTE 1 -THE PARTNERSHIP

In December 1997, Ansonia Apartment, L.P. (the "Partnership") was formed to invest in the renovation and repositioning of suburban apartment communities in Connecticut. As of December 31, 2002, the Partnership owns eleven apartment communities in four single-member limited liability companies and two general partnerships. The partners in the Partnership are as follows:

General Partner
    PB Acquisition Corp.                         70%

Limited Partner
    Ansonia, L.L.C.                              30%

Until August 2001, the limited partner's contribution was not funded, and accordingly all profit, losses and distributions were allocated to the general partner. On August 31, 2001, the members of Ansonia, L.L.C. made a cash contribution totaling approximately $5,558,000.

PB Acquisition Corp. is wholly-owned by Tarragon Realty Investors, Inc. (TRI). Two members of Ansonia L.L.C. serve as officers of TRI.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Partnership and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

REAL ESTATE AND DEPRECIATION

Real estate held for sale is carried at the lower of cost or estimated fair value less estimated costs to sell. Real estate held for investment is carried at cost unless impairment is determined to exist, as discussed below. Foreclosed real estate is initially recorded at new cost, defined as the lower of the note receivable carrying amount or the fair value of the collateral property less estimated cost of sale. The Partnership capitalizes property improvements and major rehabilitation projects that increase the value of the respective property and have useful lives greater than one year, except for individual expenditures less than $10,000 that are not part of a planned renovation project. Property replacements include, but are not limited to, such items as landscaping, common area improvements and apartment upgrades. Depreciation is provided against real estate held for investment by the straight-line method over the estimated useful lives of the assets, ranging from three to forty years. Real estate held for sale is not depreciated.

                            ANSONIA APARTMENTS, L.P.
                   Notes to Consolidated Financial Statements
       (Information as to the year ended December 31, 2000 is unaudited)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

REAL ESTATE AND DEPRECIATION - CONTINUED

The Partnership capitalizes interest on funds used in constructing property from the date of initiation of construction activities through the time the property is ready for leasing. In addition, property taxes and insurance cost during the construction period are also capitalized.

The Partnership periodically evaluates whether events or changes in circumstances indicate that the carrying value of any of the properties held for investment may not be recoverable. This evaluation generally consists of a review of the property's cash flow and current projected market conditions, as well as any changes in general and local economic conditions. If an impairment loss exists based on the results of this review, the respective asset's carrying value is written down to fair value with a charge to current earnings.

Properties marketed for sale and for which executed contracts for sale are in place are reclassified to held for sale. The Partnership ceases depreciating the properties in the month following the reclassification to held for sale. These properties remain classified as held for sale until sold or until marketing efforts are discontinued. When a property is reclassified from held for sale to held for investment, depreciation expense is recorded for the period during which it was classified as held for sale. When properties are reclassified between the held for investment and held for sale categories, if the estimated fair value of the property is less than the carrying value, a new basis is established at the estimated fair value in accordance with SFAS No. 144.

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which, among other things, requires operating results for assets held for sale or sold to be presented as discontinued operations for current and all prior years presented. SFAS No. 144 also changes the rules for impairment testing of real estate held for investment by requiring the use of a probability weighted approach to determine the holding period for purposes of estimating undiscounted cash flows. The Partnership adopted this statement effective January 1, 2002. The adoption had no effect on the Partnership reported net income (loss).

CASH AND CASH EQUIVALENTS

The Partnership considers all investments with maturities of three months or less to be cash equivalents.

RESTRICTED CASH

Restricted cash consists of deposits in escrow with lenders for property taxes, insurance and property repairs and replacements.

                            ANSONIA APARTMENTS, L.P.
                   Notes to Consolidated Financial Statements
       (Information as to the year ended December 31, 2000 is unaudited)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Rental revenue is recognized when earned.

Gains on sales of real estate are recognized when and to the extent permitted by SFAS No. 66 "Accounting for Sales of Real Estate". Until the requirements of SFAS No. 66 for full profit recognition have been met, transactions are accounted for using the deposit, installment, cost recovery or financing method, which ever is appropriate.

INCOME TAXES

As a partnership, Ansonia Apartments, L.P. is not liable for the payment of federal or state income taxes. All items of income and loss will be reported to the partners who will be responsible for the payment of any applicable taxes. Therefore, no provision for income taxes is recorded in these consolidated statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value.

o CASH AND RESTRICTED CASH - The carrying amounts are a reasonable estimate of fair value.

o ACCOUNTS PAYABLE AND OTHER LIABILITIES - The carrying value of accounts payable and other liabilities approximates the fair value due to the short-term nature of these instruments.

o MORTGAGE NOTES PAYABLE - The fair values of mortgage notes payable are estimated by discounting future expected cash flows using current rates for loans with similar terms and maturities. The fair value of the mortgage notes payable is estimated at $99,840,876 and $94,910,000 as of December 31, 2002 and 2001.

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which, among other things, rescinded SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." SFAS No. 4 required gains and losses from extinguishments of debt to be classified as extraordinary items, if material. Under SFAS No. 145, gains and losses on extinguishments of debt will no longer be classified as extraordinary unless they meet the unusual in nature and infrequency of occurrence criteria in the Accounting Principles

                            ANSONIA APARTMENTS, L.P.
                   Notes to Consolidated Financial Statements
       (Information as to the year ended December 31, 2000 is unaudited)


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS - CONTINUED

Board's Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," which is expected to be rare. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. Upon adoption of SFAS No. 145 in January 2003, the Partnership's prepayment penalties or exit fees and the write-off of deferred financing expenses in connection with repayment of mortgage notes prior to maturity will no longer be classified as extraordinary items, but will be included as a component of interest expense. There will be no impact on the reported net income or loss of the Partnership.

NOTE 3 - REAL ESTATE

At December 31, 2002, real estate consisted of eleven operating properties with 2,264 apartment units. All the operating properties are located in central and eastern Connecticut. The held for sale properties at December 31, 2001 were classified as such in December 2001 and accordingly depreciation ceased on that date.

In February 2002, Meriden East Apartments were sold for $3,200,000. The Partnership received net cash proceeds of $659,000 and recognized a gain of approximately $1,121,000.

In May of 2002, Fox Run Apartments were sold for $7,800,000. The Partnership received net cash proceeds of $1,908,400 and recognized a gain of approximately $343,300.

In April of 2002, Foxon Woods Apartments were sold for $3,700,000. The Partnership received net cash proceeds of $1,319,300 and recognized a gain of approximately $668,500.

In June 2001, the Partnership sold a foreclosed property for net proceeds of $2,295,360 and recorded a gain of $1,187,561. The property had been accounted for as an in-substance foreclosure since the Partnership acquired the note receivable that was collateralized by the property in December 1999.

During 2000, the Partnership completed significant renovations on four operating properties that required the capitalization of interest totaling $163,432 and of other expenses totaling $187,380.

NOTE 4 - MORTGAGE NOTES PAYABLE

All of the Partnership's operating properties are collateral for mortgage notes payable to three different lenders. The mortgage obligations bear interest ranging from 4.29% to 7.99% and require an aggregate monthly payment of approximately $590,600. The mortgages mature at various times between September 2005 and January 2013.

During 2002, the Partnership refinanced a mortgage note on four operating properties into four separate mortgage notes that provided the Partnership with proceeds before loan costs of $5,811,477, after payoff of the previous mortgage obligation totaling $17,245,828. In connection with the refinancing, the Partnership wrote-off unamortized deferred borrowing costs of $193,371 and paid prepayment penalties of $14,400 for an extraordinary loss of $207,771.

                            ANSONIA APARTMENTS, L.P.
                   Notes to Consolidated Financial Statements
       (Information as to the year ended December 31, 2000 is unaudited)


NOTE 4 - MORTGAGE NOTES PAYABLE - (CONTINUED)

Also during 2002, the Partnership obtained supplemental mortgages on two properties totaling $4,242,000. TRI has guaranteed 50%, or $925,000, of one of the supplemental mortgages.

During 2001, the Partnership refinanced two mortgage notes that provided the Partnership net proceeds before loan costs of $2,806,825 after the pay-off of the previous mortgage obligation totaling $2,722,870. In connection with the refinancings, the Partnership wrote-off the unamortized deferred borrowing costs of $71,096 and paid prepayment penalties of $29,501 for a total extraordinary loss of $100,597.

Also during 2001, the Partnership obtained supplemental mortgages on two properties totaling $5,225,000.

During 2000, the Partnership refinanced six mortgage notes that provided the Partnership net proceeds before loan costs of $9,723,180 after pay-off of the previous mortgages totaling $45,411,579.

During 2000, in connection with the refinancing, the Partnership wrote-off the unamortized deferred borrowing costs of $562,647 and paid prepayment penalties of $452,877 for a total extraordinary loss of $1,015,524.

Future scheduled principal payments on the mortgage notes payable are as follows:

Year ending December 31,
-------------------------
          2003                  $   968,692
          2004                    1,019,355
          2005                   21,390,143
          2006                      868,701
          2007                      934,039
       Thereafter                64,767,548
                                -----------
                                $89,948,478
                                ===========

NOTE 5 - RELATED PARTY TRANSACTIONS

Until December 31, 2000, the Partnership paid property management fees to an affiliate of the Partnership's limited partner. On January 1, 2001, TRI acquired the affiliated property management company, and Tarragon Management, Inc., TRI's wholly-owned subsidiary, began receiving all property management fees.

The Partnership paid asset management fees to the General Partner of $301,771 in 2002, $301,347 in 2001 and $182,926 in 2000.

The Partnership also reimbursed its allocation of certain general and administrative expenses to the General Partner of $40,742 in 2002, $77,160 in 2001 and $96,473 in 2000.

During 2002, the Partnership capitalized approximately $51,000 to the carrying values of two properties representing construction supervision costs paid to TRI.

                            ANSONIA APARTMENTS, L.P.
                   Notes to Consolidated Financial Statements
       (Information as to the year ended December 31, 2000 is unaudited)


NOTE 6 - COMMITMENTS AND CONTINGENCIES

The property management agreement referred to in Note 5 is renewed on an annual basis.

The Partnership is party to various claims and routine litigation arising in the ordinary course of business. The General Partner does not believe the ultimate outcome of these matters, individual or in the aggregate, will have a material adverse effect on the Partnership's business, financial position, results of operations or cash flows.